Exhibit 1

MAD CATZ INTERACTIVE, INC.

181 BAY STREET, SUITE 2500

TORONTO, ONTARIO

M5J 2T7

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT the annual and a special meeting (the “Meeting”) of shareholders of Mad Catz Interactive, Inc. (the “Corporation”) will be held at the offices of Lang Michener LLP, Suite 2500, BCE Place, 181 Bay Street, Toronto, Ontario, M5J 2T7, on Monday, September 20, 2004 at 11:00 a.m. (Toronto time) for the following purposes:

1.	to receive the Annual Report of the Corporation containing the audited consolidated financial statements of the Corporation for the financial year ended March 31, 2004 and the auditor’s report thereon;

2.	to elect five directors;

3.	to appoint the auditor of the Corporation and to authorize the directors to fix the auditor’s remuneration;

4.	to consider and, if deemed appropriate, to approve, with or without variation, a resolution the text of which is set forth in Schedule “A” to the accompanying Management Proxy Circular and incorporated herein by reference, authorizing the issuance by the Corporation of up to 52,000,000 additional common shares by way of one or more private placements during the period of one year following shareholder approval;

5.	to consider and, if deemed appropriate, to approve, with or without variation, a resolution the text of which is set forth in Schedule “B” to the accompanying Management Proxy Circular and incorporated herein by reference, approving an amendment to the articles of incorporation to cancel the authorized but unissued Class A Preferred shares and Class B Preferred shares;

6.	to consider, and, if deemed appropriate, to approve, with or without variation, a resolution the text of which is set forth in Schedule “C” to the accompanying Management Proxy Circular and incorporated herein by reference, approving an amendment to the articles of incorporation to permit meetings of shareholders of the Corporation also to be held in San Diego, California or New York, New York; and

7.	to transact such further or other business as may properly come before the Meeting or any adjournment(s) thereof.

The specific details of the matters proposed to be put before the Meeting are set forth in the Management Proxy Circular that accompanies and forms part of this Notice of Meeting.

Notes:

1.	A Management Proxy Circular, form of proxy, and the 2004 Annual Report of the Corporation accompany this Notice of Meeting. Registered shareholders who are unable to attend the Meeting are requested to specify on the accompanying form of proxy the manner in which the shares represented thereby are to be voted and to sign, date and return the proxy in accordance with the instructions set out in the proxy and the Management Proxy Circular.

2.	As provided in the Canada Business Corporations Act, the directors have fixed a record date of August 13, 2004. Accordingly, shareholders registered on the books of the Corporation at the close of business on August 13, 2004 are entitled to notice of and to vote at the Meeting.

3.	If you are a beneficial shareholder and receive these materials through your securities dealer or another intermediary, please complete and return these materials in accordance with the instructions provided to you by your securities dealer or intermediary.

DATED at Toronto, Ontario, Canada, this 27th day of July, 2004.

BY ORDER OF THE BOARD OF DIRECTORS

Darren Richardson (signed)

President and Chief Executive Officer

MAD CATZ INTERACTIVE, INC.

MANAGEMENT PROXY CIRCULAR

FOR USE AT THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 20, 2004

SOLICITATION OF PROXIES

This Management Proxy Circular is furnished in connection with solicitation of proxies by the management of Mad Catz Interactive, Inc. (the “Corporation”) for use at the annual and a special meeting of shareholders of the Corporation (the “Meeting”) to be held at the offices of Lang Michener LLP, Suite 2500, BCE Place, 181 Bay Street, Toronto, Ontario, M5J 2T7 at 11:00 a.m. (Toronto time) on Monday, September 20, 2004 and at any adjournment thereof for the purposes set out in the accompanying Notice of Meeting. Shareholders who are unable to be present at the Meeting in person are requested to complete, sign, date and return the accompanying form of proxy to the Secretary of the Corporation, c/o Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, South Tower, Toronto, Ontario, M5J 2Y1, Attention: Daniela Munoz, in time for use at the Meeting. An addressed envelope accompanies this Management Proxy Circular and may be used for such purpose. It is expected that this solicitation will be made primarily by mail. However, directors, officers and employees of the Corporation may also solicit proxies by telephone, by facsimile, or in person. The cost of solicitation will be borne by the Corporation. Unless otherwise indicated, the information contained herein is given as of July 27, 2004.

APPOINTMENT OF PROXYHOLDER

The persons named in the enclosed form of proxy are officers of the Corporation and shall represent management at the Meeting. A shareholder has the right to appoint some other person to represent the shareholder at the Meeting. A shareholder desiring to appoint some other person (who need not be a shareholder of the Corporation) to represent him or her at the Meeting may do so either by inserting such other person’s name in the blank space provided in the form of proxy or by completing another form of proxy and in either case by delivering, at any time up to and including the last business day preceding the day of the Meeting or any adjournment(s) thereof, the completed form of proxy addressed to the Secretary of the Corporation, c/o Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, South Tower, Toronto, Ontario, M5J 2Y1, Attention: Daniela Munoz or to the Chairman or the Secretary of the Meeting at the beginning of the Meeting or any adjournment(s) thereof, or in any other manner permitted by law.

REVOCATION OF PROXIES

A shareholder who has given a proxy may revoke it by instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing (or, if the shareholder is a corporation, by an officer or attorney thereof, authorized in writing), and deposited with either (a) the Secretary of the Corporation at the registered office of the Corporation at 181 Bay Street, Toronto, Ontario, M5J 2T7 at any time up to and including the last business day preceding the day of the Meeting, or any adjournment(s) thereof, or (b) the Chairman or the Secretary of the Meeting on the day of the Meeting or any adjournment(s) thereof, or in any other manner permitted by law.

VOTING OF PROXIES

The persons named in the accompanying form of proxy will vote for or against or withhold from voting the common shares in respect of which they are appointed proxyholder on any ballot that may be called for in accordance with the instructions of the shareholder executing the proxy. In the absence of such instructions, such shares will be voted (i) for the election of the directors named in this Management Proxy Circular; (ii) for the appointment of KPMG LLP, Chartered Accountants, as the auditor of the Corporation and to authorize the directors to fix the remuneration of the auditor; (iii) for the resolution authorizing the issuance by the Corporation of up to an additional 52,000,000 common shares by way of private placements during the period ending one year following the date of shareholder approval; (iv) for the resolution approving the amendment to the articles of incorporation to cancel the authorized but unissued Class A Preferred shares and Class B Preferred shares; and (v) for the resolution authorizing the amendment to the articles of incorporation to permit meetings of shareholders of the Corporation to also be held in San Diego, California or New York, New York, all as more particularly described in this Management Proxy Circular.

The resolutions with respect to the election of directors, the appointment of auditors and authorizing private placements require a simple majority of the votes cast at the Meeting to be approved. The resolutions with respect to the amendments to the articles of incorporation of the Corporation, to cancel the authorized but unissued Class A Preferred shares and Class B Preferred shares and to permit shareholders’ meetings to be held in San Diego, California and New York, New York require a majority of two-thirds of the votes cast at the Meeting.

The accompanying form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and to other matters that may properly come before the Meeting. At the time of the printing of this Management Proxy Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting, other than the matters specifically identified in the accompanying Notice of Meeting. If, however, amendments, variations or other matters properly come before the Meeting or any adjournment thereof, the persons named in the accompanying form of proxy will vote thereon in accordance with their best judgment, pursuant to the discretionary authority conferred by the form of proxy with respect to such matters.

VOTING BY NON-REGISTERED BENEFICIAL SHAREHOLDERS

The information set forth in this section is important to many shareholders of the Corporation, as a substantial number of shareholders do not hold their common shares in their own name.

Only registered securityholders or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, common shares of the Corporation owned by a person are registered either:

(i)	in the name of an intermediary (an “Intermediary”) (which may include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered registered retirement savings plans, registered retirement income funds, registered education savings plans and similar plans); or

(ii)	in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

Such beneficial shareholders who hold their common shares of the Corporation through an Intermediary are referred to herein as Beneficial Holders.

In accordance with the requirements of National Instrument 54-101, the Corporation has distributed copies of this Management Proxy Circular and its accompanying Notice of Meeting together with a form of proxy (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for onward distribution to Beneficial Holders. Frequently, Intermediaries will use service companies to forward the Meeting Materials to Beneficial Holders. Generally, Beneficial Holders will either:

(i)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile stamped signature), which is restricted as to the number of shares beneficially owned by the Beneficial Holder but which is not otherwise completed. Since the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Beneficial Holder when submitting the proxy. In this case, the Beneficial Holder who wishes to vote by proxy should otherwise properly complete the form of proxy and deliver it as specified above under “Appointment of Proxyholder” and “Voting of Proxies”; or

(ii)	more typically, be given a voting instruction form which must be completed and signed by the Beneficial Holder and returned to the Intermediary or its service company (frequently Independent Investor

Communications Corporation) in accordance with the directions accompanying the voting instruction form. A Beneficial Holder receiving a voting instruction form cannot use that form to vote the common shares held by such Beneficial Holder directly at the applicable meeting.

In either case, the purpose of these procedures is to permit Beneficial Holders to direct the voting of the common shares they beneficially own. A Beneficial Holder who wishes to attend and vote at the Meeting in person (or to have another person attend and vote on behalf of the Beneficial Holder) should print the Beneficial Holder’s (or such other person’s) name in the blank space provided for that purpose in the first paragraph of the form of proxy or, in the case of a voting instruction form, follow the corresponding instructions on that form. In either case, Beneficial Holders should carefully follow the instructions of their Intermediary and its service company, as applicable.

VOTING SECURITIES AND AUTHORIZED CAPITAL

The authorized share capital of the Corporation consists of an unlimited number of common shares, an unlimited number of Class A Preferred shares and an unlimited number of Class B Preferred shares. As at July 27, 2004, the Corporation had 53,462,716 common shares, no Class A Preferred shares and no Class B Preferred shares issued and outstanding.

Common Shares

Each common share of the Corporation entitles the holder to one vote at meetings of the shareholders of the Corporation and, subject to the prior rights of holders of Class A Preferred shares and Class B Preferred shares, to receive any dividends declared by the Board of Directors of the Corporation and to receive the remaining property of the Corporation upon liquidation, dissolution or winding up.

Class A Preferred Shares

Except as required by the Canada Business Corporation Act, the Class A Preferred shares do not entitle the holder thereof to vote at meetings of the shareholders of the Corporation except when dividends are in arrears with respect to such shares. However, holders of Class A Preferred shares have a priority over the Class B Preferred shares and common shares of the Corporation with respect to the right to receive the remaining property of the Corporation upon the liquidation, dissolution or winding-up of the Corporation and the right to receive dividends. The Class A Preferred shares are issuable in series in such number and having such designation, rights, privileges, conditions and restrictions as fixed by the Board of Directors from time to time.

Class B Preferred Shares

The Class B Preferred shares entitle the holder thereof to vote at meetings of the shareholders of the Corporation as well as to receive dividends. In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets among shareholders for the purpose of winding up its affairs, holders are entitled to receive $0.01 per Class B Preferred share before any distribution to the holders of common shares and thereafter, the holders of Class B Preferred shares and common shares are entitled to share pro rata and pari passu. The Class B Preferred shares are convertible into common shares of the Corporation, on a share for share basis, and redeemable in accordance with the formula provided in the articles of incorporation of the Corporation.

RECORD DATE

Each common shareholder is entitled to one vote at the Meeting for each common share shown as registered in such shareholder’s name on the list of shareholders which is available for inspection during normal business hours at the offices of Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, South Tower, Toronto, Ontario, M5J 2Y1 and at the Meeting. The Board of Directors of the Corporation has fixed the close of business on August 13, 2004 as the record date (the “Record Date”) for shareholders entitled to receive notice of the Meeting and such shareholders of record will be entitled to vote at the Meeting.

PRINCIPAL HOLDERS OF VOTING SECURITIES

To the knowledge of the directors and officers of the Corporation, no person or company beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the issued and outstanding common shares of the Corporation as at July 27, 2004 except Mr. Patrick S. Brigham, the Chairman of the Corporation, who beneficially owns or exercises control or direction over 8,567,605 common shares, representing 16.0% of the number of common shares outstanding.

PARTICULARS OF MATTERS TO BE ACTED UPON

1.    ELECTION OF DIRECTORS

The articles of incorporation of the Corporation provide that the Board of Directors of the Corporation shall consist of a minimum of three directors and a maximum of 12 directors. The Board of Directors of the Corporation currently consists of four directors. The Board of Directors of the Corporation has fixed the number of directors to be elected at the Meeting at five. Unless authority to vote is withheld, the persons named in the accompanying form of proxy intend to vote for the election of the five nominees whose names are set forth below.

All of the nominees, other than Andy Redmond, are now members of the Board of Directors of the Corporation and have been since the dates indicated. Management does not contemplate that any of the nominees will be unable to serve as directors but, if that should occur for any reason prior to the Meeting, the persons named in the accompanying form of proxy reserve the right to vote for another nominee at their discretion unless the shareholder has specified in the form of proxy that his or her shares are to be withheld from voting on the election of directors.

The following table and the notes thereto state the names of all persons proposed to be nominated for election as directors, their principal occupations or employments, their periods of service as directors of the Corporation, the approximate number of shares of the Corporation beneficially owned or over which control or direction is exercised by each of them as at July 27, 2004 and their attendance record at meetings of the Board of Directors. Each director elected will hold office until the next annual meeting of shareholders or until his successor is duly elected, unless prior thereto the director resigns or the director’s office becomes vacant by reason of death or other cause.

Name and Municipality of Residence	Principal Occupation	Shares of the Corporation Beneficially Owned or Controlled Directly or Indirectly(1)	Director Since Board Meeting Attendance
PATRICK S. BRIGHAM(2)(3)(4) Ontario, Canada	President, Hartay Enterprises Inc. (investment company)	8,567,605	October, 1998 90%

DONALD LENZ(2)(3) Ontario, Canada	Managing Director, Newport Partners, Inc. (investment banking)	37,150	January, 2000 90%

CARY L. MCWHINNIE(2)(3) Ontario, Canada	Businessman	485,091	October, 1998 100%

MORRIS A. PERLIS(5) Ontario, Canada	Businessman	200,000	April, 2000 100%

ANDREW (“ANDY”) REDMOND(6) Ontario, Canada	Businessman	—	— —

Notes:

(1)	The information as to shares beneficially owned or over which control or direction is exercised by each nominee, not being within the knowledge of the Corporation, has been furnished by the respective nominees individually. See also “Principal Holders of Voting Securities”.

(2)	Presently a member of the Corporation’s Audit Committee.
(3)	Presently a member of the Corporation’s Compensation Committee.
(4)	Mr. Brigham is the Chairman of the Board of the Corporation.
(5)	Until March 31, 2004, Mr. Perlis was the President and Chief Executive Officer of the Corporation.
(6)	Mr. Redmond has been selected as a board nominee, subject to regulatory approval. During the last eight years, Mr. Redmond has been the President and Chief Executive Officer of Jonic International Inc. (sales and distribution company), which he established as a full-service sales and distribution company in 1996. In October 2003, Mr. Redmond established and assumed responsibility for the sales and marketing of Geomag, the award-winning line of magnetic construction toys, which is a segment of Jonic Distribution North America (distribution company) (established by Mr. Redmond in 2003).

2.    APPOINTMENT AND REMUNERATION OF THE INDEPENDENT AUDITOR

Unless authority to vote is withheld, the persons named in the accompanying form of proxy intend to vote for the re-appointment of KPMG LLP, Chartered Accountants, as the auditor of the Corporation, to hold office until the next annual meeting of shareholders and to authorize the directors to fix the remuneration of the auditor. KPMG LLP has been the independent auditor of the Corporation and its predecessors for nine years.

3.    FUTURE PRIVATE PLACEMENTS

The Meeting has also been called to consider and, if thought appropriate, to approve a resolution in the form set forth in Schedule “A” hereto, authorizing the Corporation, from time to time during the period ending one year following the date of shareholder approval, to issue or make issuable up to 52,000,000 common shares of the Corporation by way of one or more private placements, representing approximately 97.3% of the number of common shares currently issued and outstanding.

From time to time, the Corporation investigates opportunities to raise financing on advantageous terms, including by means of private placement transactions. The Corporation may undertake one or more financings over the next year and anticipates that one or more of such financings may be structured as private placements. Under the rules of the Toronto Stock Exchange (the “Exchange”), the aggregate number of common shares issued or made subject to issuance (that is, common shares which are issuable upon the exercise of warrants or options or upon the conversion of convertible securities) pursuant to private placement transactions during any six-month period must not exceed 25% of the number of common shares outstanding (on a non-diluted basis) prior to giving effect to such transactions, unless shareholder approval is obtained (the “25% Rule”). Under the rules of the American Stock Exchange (“AMEX”), the limitation on private placement transactions is 20% and accordingly an exemption from the AMEX rules would be required to issue the maximum amount issuable under the rules of the Exchange, including the amount issuable with shareholder approval. An exemption will generally be issued by AMEX on the basis that the Exchange allows private placements up to the 25% threshold and up to 100% with shareholder approval and the Exchange is the trading market in the Corporation’s home jurisdiction.

The Exchange has a working practice that it will accept advance approval by shareholders in anticipation of private placements that may exceed the threshold established by the 25% Rule, provided that such private placements are completed within 12 months of the date on which such advance shareholder approval is given. The approval of shareholders at the Meeting is being sought in order to provide the Board of Directors of the Corporation with the flexibility to pursue financing opportunities as they arise and to avoid the expense of calling and holding special meetings of shareholders to consider specific proposed issuances of securities by way of private placement.

Any private placement completed by the Corporation pursuant to this authorization will be with parties dealing substantially at arm’s length with the Corporation and will not materially affect control of the Corporation. Such securities will be issued at such prices and upon such terms and conditions as the Board of Directors may from time to time deem advisable and will be subject to the prior approval of the Exchange. The price per common share of the Corporation to be issued will not be lower than the closing market price of the common shares of the

Corporation on the Exchange on the trading day prior to the date on which notice of the proposed private placement is provided to the Exchange (the “Market Price”), less the applicable discount as follows:

Market Price	Maximum Discount Therefrom
$0.50 or less	25%
$0.51 to $2.00	20%
Above $2.00	15%

For this purpose, a private placement of convertible securities is deemed to be a private placement of the underlying common shares at an issue price equal to the lowest possible price at which the securities are convertible into common shares by the holders thereof. The Exchange retains discretion to determine whether or not a particular placement is “substantially” at arm’s length or will materially affect control, in which case, shareholder approval specific to the transaction may be required.

The proposed shareholders’ resolution is annexed as Schedule “A” hereto. Approval of this resolution requires the affirmative vote of a majority of the total votes cast in respect thereof at the Meeting. Unless a choice is otherwise specified, it is intended that the common shares represented by the proxies hereby solicited will be voted for the approval of the resolution annexed as Schedule “A” hereto. In the event that such approval is not given, the Corporation may be required to obtain shareholder approval in the future in order to complete a private placement or alternatively, certain private placements may not proceed.

4.    AMENDMENT OF ARTICLES OF INCORPORATION TO CANCEL CLASS A PREFERRED

       SHARES AND CLASS B PREFERRED SHARES

This Meeting has been called in part to consider and if deemed appropriate, to approve an amendment to the articles of incorporation of the Corporation to cancel the authorized but unissued Class A Preferred shares and Class B Preferred shares. As of the date of this Management Proxy Circular, the authorized capital of the Corporation consists of an unlimited number of common shares, Class A Preferred shares and Class B Preferred shares. No Class A Preferred shares or Class B Preferred shares are issued and outstanding. The Board of Directors is of the view that the amendment to the articles of incorporation of the Corporation to cancel the authorized but unissued Class A Preferred and Class B Preferred shares is warranted and in the best interest of the Corporation as it simplifies the authorized capital of the Corporation.

The text of the special resolution approving the amendment of the articles of incorporation to cancel the authorized but unissued Class A Preferred shares and Class B Preferred shares is set forth in Schedule “B” hereto. To be effective, the special resolution must be passed by a majority of not less than two-thirds of the votes cast by the shareholders in respect of such resolution at the Meeting. Unless a choice is otherwise specified, it is intended that the common shares represented by proxies hereby solicited will be voted for such resolution. In the event that the resolution is not approved by the requisite majority, the articles of incorporation of the Corporation will not be amended and the authorized but unissued Class A Preferred shares and Class B Preferred shares will not be cancelled.

5.    AMENDMENT OF ARTICLES OF INCORPORATION TO PERMIT SHAREHOLDERS’

       MEETINGS IN SAN DIEGO, CALIFORNIA AND NEW YORK, NEW YORK

This Meeting has been called in part to consider and, if deemed appropriate, to approve an amendment to the articles of incorporation of the Corporation to permit shareholders’ meetings to be held in San Diego, California and New York, New York. The Board of Directors is of the view that, because the Corporation has its principal operating subsidiary in San Diego, California and it has a substantial number of shareholders located in the United States, it may be advantageous from time to time to hold shareholders’ meetings in either San Diego, California or New York, New York.

The text of the special resolution approving the amendment of the articles of incorporation to permit shareholders’ meetings to be held in San Diego, California and New York, New York is set forth in Schedule “C”. To be effective, the special resolution must be passed by a majority of not less than two-thirds of the votes cast by the shareholders in respect of such resolution at the Meeting. Unless a choice is otherwise specified, it is intended that the common shares represented by proxies hereby solicited will be voted for such resolution. In the event that such resolution is not approved by the requisite majority, the articles of incorporation of the Corporation will not be amended and shareholders’ meetings will not be permitted in the United States.

EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

The following table provides a summary of all compensation earned for the three most recently completed financial years by those persons who served as the Corporation’s Chief Executive Officer and Chief Financial Officer at any time during the most recently completed financial year and the three other most highly compensated executive officers of the Corporation (whose total salary and bonus exceeds $150,000) for the financial year ended March 31, 2004 (collectively, the “Named Executive Officers”). Unless otherwise stated, all dollar amounts are in Canadian funds.

1.    SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation					Awards		Payouts
Name and Principal Position of Named Executive Officer	Year	Salary		Bonus	Other Annual Compensa- tion(4)		Securities Under Options Granted(5)	Shares or Units subject to Resale Restrictions	LTIP Payouts	All Other Compen- sation
Darren Richardson(1)(2) President and Chief Executive Officer; President and Chief Operating Officer, Mad Catz, Inc.(3)	2004 2003 2002	US$234,000 US$194,192 US$181,500		US$45,000 — —	US$3,612 US$3,153 US$3,221		75,000 100,000 150,000	— — —	— — —	— — —

Morris Perlis President and Chief Executive Officer(1)	2004 2003 2002	$617,592 $614,388 $621,267	(8) (8) (8)	— — —	— — 13,300	(9)	— 10,000 710,000	— — —	— — —	— — —

Cyril Talbot III Chief Financial Officer(6)	2004 2003	US$200,000 US$7,692		— —	US$6,154 —		100,000 —	— —	— —	— —

Warren Cook Senior Vice President, Mad Catz, Inc.(3)	2004 2003 2002	US$210,800 US$180,108 US$161,550		US$40,000 — —	US$2,900 US$5,249 US$1,116		66,667 75,000 100,000	— — —	— — —	— — —

Thomas Roberts(7) Senior Vice President, Mad Catz, Inc.(3)	2004 2003 2002	US$224,021 US$181,538 US$170,000		— — —	US$3,846 US$5,823 US$5,250		— 75,000 100,000	— — —	— — —	— — —

Notes:

(1)	Morris Perlis became President and Chief Executive Officer of the Corporation on May 1, 2001. Mr. Perlis resigned as President and Chief Executive Officer of the Corporation on March 31, 2004. Darren Richardson became President and Chief Executive Officer effective April 1, 2004.
(2)	Effective April 1, 2004, Mr. Richardson’s salary was increased to US$300,000 and he was granted options to acquire 500,000 common shares in the capital of the Corporation at an exercise price of $0.92 per share.
(3)	Mad Catz, Inc. is a wholly-owned subsidiary of the Corporation.
(4)	For each of the Named Executive Officers, personal benefits were not greater than the lesser of Cdn.$50,000 and 10% of the total annual salary and bonus of such Named Executive Officers for fiscal year 2004. Amounts listed represent the Corporation’s matching of funds in its 401(k) plan provided to the Named Executive Officers.
(5)	Options granted have a 5 year term.
(6)	Cyril Talbot III became Chief Financial Officer effective March 17, 2003. Mr. Talbot’s salary, on an annual basis for 2003, would have been US$200,000.
(7)	Mr. Robert’s employment with the Corporation terminated effective December 31, 2003.
(8)	Excludes Goods and Services Tax (“GST”).
(9)	Represents payments of Directors fees.

2.    OPTIONS AND SARS

During the financial year ended March 31, 2004, no stock appreciation rights (SARS) were granted by the Corporation. Details of options granted to and exercised by Named Executive Officers during the financial year ended March 31, 2004 are shown in the two tables set out below.

Options Grants During the Most Recently Completed Financial Year

Named Executive Officer	Securities Under Options Granted (#)(1)	Percentage of Total Options Granted to Employees in Financial Year	Exercise or Base Price (Cdn$/Security)	Market Value of Securities Underlying Options on the Date of Grant (Cdn$/Security)	Expiration Date
Darren Richardson	75,000	24.79%	1.60	1.60	October 28, 2008
Cyril Talbot III	100,000	33.06%	0.88	0.88	July 7, 2008
Warren Cook	66,667	22.04%	1.60	1.60	October 28, 2008

Notes:

(1)	These options were granted at the fair market value of the securities on the date of grant and become exercisable over 2 years.

Aggregated Option Exercises During the Most Recently Completed Financial Year

and Financial Year-End Option Values

(in Canadian dollars)

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized	Unexercised Options at Financial Year-End (#) Exercisable/ Unexercisable		Value of Unexercised in-the-Money Options at Financial Year-End(1) ($) Exercisable/ Unexercisable
Darren Richardson	—	—	321,667 83,333	exercisable unexercisable	2,300 —	exercisable unexercisable
Morris Perlis	—	—	748,200 —	exercisable unexercisable	44,000 —	exercisable unexercisable
Cyril Talbot III	—	—	33,333 66,667	exercisable unexercisable	1,333 2,667	exercisable unexercisable
Warren Cook	—	—	242,222 69,445	exercisable unexercisable	13,600 —	exercisable unexercisable

Notes:

(1)	Value of unexercised options is calculated as the difference between the market price of the Corporation’s common shares on March 31, 2004 ($0.92) and the option exercise price, multiplied by the number of common shares under option. The options have not been and may never be exercised, and actual gains, if any, upon exercise, will depend upon the value of the common shares on the date of exercise. There can be no assurance that these values will be realized.

3.    SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	3,291,150	US$1.18	4,707,790
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	3,291,150	N/A	4,707,790

4.    EMPLOYMENT CONTRACTS

Mad Catz, Inc., a wholly-owned subsidiary of the Corporation, and Darren Richardson entered into an agreement dated May 18, 2000, pursuant to which Mr. Richardson agreed to serve as Mad Catz, Inc.’s President and Chief Operating Officer. The agreement provides for a three-year term and thereafter automatically renews for successive one-year periods unless prior notice of termination is given by either party. On May 4, 2003 the agreement was renewed for a one-year period. If, during the term of the agreement, there is a termination of employment either without cause or in certain other specified circumstances, Mr. Richardson will be entitled to receive one year’s salary. These specified circumstances include circumstances where there has occurred a change of control in Mad Catz, Inc. or the Corporation. Effective April 1, 2004, Mr. Richardson’s employment agreement was amended to reflect his appointment as President and Chief Executive Officer of the Corporation, with an annual salary of US$300,000, and with the right to earn a bonus based on the financial performance of the Corporation for the financial year ending March 31, 2005.

The Corporation, Mad Catz, Inc. and Cyril Talbot III entered into an agreement dated July 23, 2003, pursuant to which Mr. Talbot agreed to serve as Mad Catz, Inc. and the Corporation’s Chief Financial Officer. The agreement provides for a three-year term and thereafter automatically renews for successive one-year periods unless prior notice of termination is given by either party. If, during the term of the agreement, there is a termination of employment either without cause or in certain other specified circumstances, Mr. Talbot will be entitled to receive one year’s salary. These specified circumstances include circumstances where there has occurred a change of control in Mad Catz, Inc. or the Corporation.

The Corporation, Mad Catz, Inc. and Warren Cook entered into an employment agreement on or about May 2000, pursuant to which Mr. Cook agreed to serve as Mad Catz, Inc.’s Vice President of Sales. The agreement provides for a three-year term and thereafter automatically renews for successive one-year periods unless either party gives prior notice of termination. If, during the term of the agreement, there is a termination of employment either without cause or in certain other specified circumstances, Mr. Cook will be entitled to receive one year’s salary. These specified circumstances include events where there has occurred a change of control in Mad Catz, Inc. or the Corporation.

Effective March 31, 2004, Morris Perlis resigned as President and Chief Executive Officer. The services of Mr. Perlis were provided to the Corporation pursuant to the terms of a consulting agreement dated February 26, 2001 between the Corporation and Morris Perlis & Associates Inc. Under the terms of this agreement the Corporation paid a monthly consulting fee of $50,000 (plus GST). This consulting agreement has been terminated.

In addition to the above, if there is a sale, merger or change of control of the Corporation, each of Messrs Richardson, Talbot and Cook are entitled to receive US$100,000.

5.    COMPOSITION OF COMPENSATION COMMITTEE AND REPORT OF EXECUTIVE

       COMPENSATION

Cary L. McWhinnie, Chairman

Patrick S. Brigham

Don Lenz

The Compensation Committee is responsible for determining the total compensation paid to the President and Chief Executive Officer of the Corporation and to the other executive officers of the Corporation. In making such determinations, the Compensation Committee is mindful of the need to attract, motivate and retain qualified personnel. In establishing and implementing policies covering base salaries, cash bonuses and stock options, the Compensation Committee considers the recommendations of the Chief Executive Officer (as such relate to those executive officers other than the Chief Executive Officer) and also makes reference from time to time to other comparable corporate situations, primarily within but also outside of the Corporation’s industry and to the advice of independent consultants.

The Corporation’s compensation program has two primary components, being base salary and long term incentives in the form of grants of stock options. In addition, executive officers may be awarded a cash bonus at the discretion of the Board.

Base Salary

In determining base salary for each executive officer, the Committee considers the executive’s experience and position within the Corporation. The Committee also uses industry compensation surveys provided by independent organizations and data from the comparative group described above. Salaries for executive officers also take into account the recommendations of the Chief Executive Officer or, in the case of the Chief Executive Officer, the recommendation of the Chairman of the Committee.

Bonuses

The Corporation does not have a formal bonus plan for executive officers. However, the Board has the discretion to award cash bonuses to executive officers based on significant contributions to the Corporation. In the financial year ended March 31, 2004, Darren Richardson received a bonus of US$45,000 and Warren Cook received a bonus of US$40,000 based on the Board’s assessment of their contributions to the Corporation.

Stock Options

In determining the number of options granted under the stock option plan, the number and terms of outstanding options are taken into account in determining whether and how many new option grants will be made, as well as the proposed optionee’s level within the Corporation and the optionee’s level of contribution to the Corporation. Stock options granted are exercisable at a price at or above the market price of the Corporation’s common shares at the time of grant.

Submitted by the Committee

Cary L. McWhinnie, Chairman

Patrick S. Brigham

Donald Lenz

6.    PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the cumulative total shareholder return of the common shares of the Corporation for the period from March 31, 1999 to March 31, 2004 with the cumulative total return of the S&P/TSX Composite Total Return Index for the same period.(1)

	1999	2000	2001	2002	2003	2004
Mad Catz Common Shares	$2.50	$2.90	$0.74	$1.68	$0.86	$0.92
Mad Catz Value	100.0	116.0	29.6	67.2	34.4	36.8
S&P/TSX Composite Total Return Index	13,937.91	20,277.29	16,503.59	17,308.41	14,261.66	19,642.96
S&P/TSX Composite Total Return Value	100.0	145.5	118.4	124.2	102.3	140.9

Notes:

(1)	Assumes $100 invested in the Corporation’s common shares on March 31, 1999 and in the S&P/TSX Composite Total Return Index, which assumes dividend reinvestment.

7.    COMPENSATION OF DIRECTORS

During the financial year ended March 31, 2004, the directors of the Corporation who were not salaried employees of the Corporation received an annual retainer of $5,000. The directors will receive a fee of $1,500 for each regularly scheduled quarterly Board of Directors’ meeting attended, and a fee of $300 for each Board of Directors’ meeting held by teleconference. Each director who acted as Chairman of a Board committee will receive a fee of $2,500. Additionally, a fee of $500 is paid to each director for attendance as a committee member at regularly scheduled committee meetings and a fee of $300 is paid to each director for each committee meeting held by teleconference. The Board meeting and committee meeting fees will be paid subsequent to the Annual General Meeting based upon respective attendance.

For the financial year ending March 31, 2005, each director of the Corporation will receive an annual retainer of US$30,000 (a “flat-fee”), which will be paid by the Corporation to each director on a quarterly basis.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

During the financial year ended March 31, 2004, no director or officer of the Corporation was indebted to the Corporation or any of its subsidiaries.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Corporation has purchased a policy of insurance for the benefit of itself and its directors and officers against liability incurred by them in the performance of their duties as directors or officers of the Corporation.

The approximate amount of the premium paid in respect of this policy for the financial year ended March 31, 2004 was US$155,400. The entire premium was paid by the Corporation. The aggregate amount of coverage under the policy is US$10,000,000 in respect of any one occurrence. The policy provides for a per occurrence deductible of US$100,000, which is reimbursible by the Corporation.

AUDIT COMMITTEE

Please refer to pages 42-44, and 59 and 60 of the Corporation’s Annual Information Form, which is in the form of an Annual Report on Form 20-F under the Securities Exchange Act of 1934 (“Form 20-F) dated August 6, 2004, which contains the disclosure required by Form 52-110F1 of Multilateral Instrument 52-110—Audit Committees. The Form 20-F is available on SEDAR at www.sedar.com.

AUDITOR INDEPENDENCE

KPMG LLP, Charted Accountants (“KPMG”) is the auditor of the Corporation and provides tax, financial, advisory and other non-audit services to the Corporation and its subsidiaries. The Audit Committee of the Corporation has concluded that the provision of these non-audit services by KPMG is compatible with KPMG maintaining its independence.

The total fees billed to us by KPMG, our principal accountants during the financial years ended March 31, 2003 and 2004 were:

	2004		2003
Audit Fees(1)	US$	226,000	US$	237,972
Audit-Related Fees(2)		—		—
Tax Fees(3)	US$	113,320	US$	89,548
All Other Fees(4)		—		—

Total Fees	US$	339,320	US$	327,520

(1)	Audit Fees consist of the audit of the Corporation’s annual financial statements included in the Corporation’s Annual Report on Form 20-F and Annual Report to Shareholders, review of interim financial statements and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	Audit-Related Fees consist of fees for assurance and related services performed by the Corporation’s independent accountants that are reasonably related to the performance of the audit or review of the Corporation’s financial statements.
(3)	Tax Fees consist of tax consultation and tax compliance services.
(4)	All Other Fees consist of other permissible work performed by the Corporation’s independent accountant that does not meet with the above category descriptions.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

The directors and officers of the Corporation are not aware of any transaction during the financial year ended March 31, 2004 or any proposed transaction in which any director or senior officer of the Corporation, any proposed management nominee for election as a director, any insider of the Corporation or any associate or affiliate of any of the foregoing, had or has a material interest.

STATEMENT OF CORPORATE GOVERNANCE PRACTICE

The Toronto Stock Exchange (the “TSX”) has issued guidelines for effective corporate governance. These guidelines deal with matters such as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members, and other items pertaining to sound corporate governance. The TSX requires that each listed company disclose, on an annual basis, its approach to corporate governance with reference to the guidelines.

The Corporation’s Board of Directors (the “Board”) has adopted a formal mandate outlining its responsibilities. Codes of ethics for the Board and the Corporation’s employees have also been implemented. The mandate and the codes of ethics, along with the charters of each of the Corporation’s Audit Committee, Compensation Committee and Governance and Nominating Committee will be posted on the Corporation’s website at www.madcatz.com.

The Corporation believes that its corporate governance practices ensure that the business and affairs of the Corporation are effectively managed so as to enhance shareholder value. The TSX guidelines and a commentary on the Corporation’s approach with respect to each are set forth below.

TSX Corporate Governance Guideline	Does the Company Comply?	Comments
1. The Board of Directors should explicitly assume responsibility for the stewardship of the corporation and specifically for:	Yes	The Corporation’s Board of Directors is responsible for the stewardship of the Corporation and for supervising the management of the business and affairs of the Corporation.

(a) adoption of a strategic planning process	Yes	One Board meeting a year is specifically set aside for strategic planning. The Board is responsible for approving and reviewing the strategic plan, which takes into account the opportunities and risks of the Corporation. The Corporation’s strategies, the implementation thereof, and any changes thereto are discussed regularly at meetings of the Board.

(b) identifying the principal risks of the corporation’s business and ensuring the implementation of the appropriate systems to manage these risks	Yes	The principal risks of the Corporation’s business are identified in “Management’s Discussion and Analysis” contained in the Annual Report and interim financial statements of the Corporation and the Corporation’s Annual Information Form, which is in the form of an Annual Report on Form 20-F under the Securities Exchange Act of 1934. The Board considers the principal risks of the Corporation’s business and receives reports of Management’s assessment and management of these risks. The Audit Committee reviews financial risk management activities. The Corporation aims to limit its operational liabilities through a combination of contractual protection and insurance.

TSX Corporate Governance Guideline	Does the Company Comply?	Comments

(c) succession planning for the corporation, including identifying, appointing, training, and monitoring senior management	Yes	The Board periodically reviews the Corporation’s organizational plan and structures. The Board has directors who participate actively in the activities of the Corporation. Under the reporting structure, senior management reports to the CEO and the CEO reports to the Board. Senior management regularly attends meetings of the Board.

(d) communications policy	Yes	Management, supported by the Board, has put structures in place to ensure effective communication between the Corporation and its stakeholders and the public. The Corporation provides appropriate disclosure as required by law, and legal counsel reviews all press releases and shareholder reports.

(e) overseeing the integrity of the corporation’s internal controls and management information systems	Yes	Senior management has the primary responsibility for the Corporation’s internal controls. Through the Audit Committee, which meets regularly with the Corporation’s external auditor, the Board assesses the strength of these controls. Internal controls and management of information are upgraded as required for the Corporation’s continuing and growing operations.

2. Majority of directors should be unrelated and independent from management and free from conflicting interests.	Yes	The Board is composed of four directors, all of whom are independent (as defined in proposed Multilateral Instrument 58-101—Disclosure of Corporate Governance Practices). The Board has concluded that each director is independent after consideration of the above criteria. According to the TSX Guidelines, a significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the board of directors. Based on this definition, the Corporation does not have a significant shareholder.

3. Disclose for each director whether such director is independent, and how that conclusion was reached.	Yes	The Board has determined that each director is independent (as defined in proposed Multilateral Instrument 58-101—Disclosure of Corporate Governance Practices). For more information about each director, please refer to pages 4 and 5 of this Management Proxy Circular.

4. Appoint a committee responsible for the appointment and assessment of directors.	Yes	Given the size of the Board, the Board as a whole functions as a governance and nominating committee. Board members are free to recommend new directors.

TSX Corporate Governance Guideline	Does the Company Comply?	Comments

5. Implement a process for assessing the effectiveness of the Board, its committees, and the contribution of individual directors.	Yes	The Board has the responsibility for assessing the Board’s effectiveness as a whole and the effectiveness of the individual members of the Board and the Board’s committees.

6. Provide orientation and education programs for new directors.	Yes	The Board’s policy is to ensure that a full program of orientation and education is provided to any new nominee. The Board has the responsibility for orientation and education programs.

7. The Board should examine its size and, where appropriate, reduce the number of directors, with a view to improving effectiveness.	Yes	The Board considers its size to be appropriate at the current time. The Board, as presently constituted, brings together a mix of skills and backgrounds that the Board considers appropriate for the stewardship of the Corporation.

8. Review compensation of directors to reflect risk and responsibility and long-term orientation.	Yes	The Board periodically reviews the adequacy and form of compensation for directors.

9. Committees of the Board should generally be composed of non-management directors, a majority of whom are unrelated directors.	Yes	Please see guideline 2.

10. Appoint a committee responsible for determining the corporation’s approach to corporate governance.	Yes	Please see guideline 4.

11. Define the mandate for the Board and the CEO. The Board should approve or develop corporate objectives, which the CEO is responsible for achieving.	Yes	Please see below.

(a) Mandate of the Board of Directors	Yes	The Board supervises the management of the business of the Corporation on behalf of the shareholders. The Board endeavors to meet or exceed the duties and responsibilities recommended by the TSX, as outlined in Section 474 of the TSX Company Manual. These include strategic planning, monitoring, and management of the Corporation’s principal risks. Any responsibility that is not delegated to senior management or a committee of the Board remains with the full Board. In addition to those matters, which must by law be approved by the Board, the approval of the Board is required for major transactions or expenditures.

TSX Corporate Governance Guideline	Does the Company Comply?	Comments

(b) The Mandate of the Chief Executive Officer	Yes	The CEO’s objectives include the general mandate to maximize shareholder value and to develop and execute the strategic plans of the Corporation as approved by the Board. The CEO regularly reports to and, when appropriate, seeks approval from the Board.

(c) Corporate Objectives	Yes	The CEO’s objectives are discussed and reviewed annually with the Board. The Board approves the CEO’s objectives on an annual basis. The Board measures the CEO’s performance against established objectives.

12. Establish structures and procedures to ensure the Board can function independently of management.	Yes	The Chairman of the Board, Patrick Brigham, is not a member of management and is therefore an independent director (as defined in proposed Multilateral Instrument 58-101—Disclosure of Corporate Governance Practices). Moreover, the Board considers that, by virtue of the fact that the Audit Committee and the Board are composed entirely of independent directors (as defined in proposed Multilateral Instrument 58-101—Disclosure of Corporate Governance Practices), it is independent of Management. The Board meets regularly and independently of Management.

13. Establish an Audit Committee with a specifically defined mandate with all members being unrelated directors.	Yes	The Audit Committee has a written mandate, approved by the Board, and is composed solely of independent (as defined in Multilateral Instrument 52-110—Audit Committees) directors. The Audit Committee reviews the annual and quarterly financial statements of the Corporation and certain other public disclosure documents required by regulatory authorities, and makes recommendations to the Board with respect thereto. The Audit Committee also reviews with the auditor and Management the adequacy of the Corporation’s financial reporting and internal control procedures to ensure they are effective and appropriate. The Audit Committee reviews on an ongoing basis the independence of the auditor and must approve the provision of any material non-audit-related services.

14. Implement a system to enable individual directors to engage outside advisors at the expense of the Corporation.	Yes	Directors are permitted to contact and engage outside advisors at the expense of the Corporation.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

The Corporation will review shareholder proposals intended to be included in proxy material for the 2005 Annual Meeting of Shareholders which are received by the Corporation at its offices at 181 Bay Street, Suite 2500, Toronto, Ontario M5J 2T7, Attention: President and Chief Executive Officer, by no later than April 24, 2005.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR at www.SEDAR.com.

Copies of the following documents are available without charge to shareholders upon written request to the Secretary of the Corporation at 181 Bay Street, Suite 2500, Toronto, Ontario, M5J 2T7:

(i)	the 2004 Annual Report to Shareholders containing the consolidated financial statements for the year ended March 31, 2004, together with the accompanying report of the auditor;

(ii)	Management’s Discussion and Analysis (“MD&A”) pertaining to the Corporation’s consolidated financial statements;

(iii)	this Management Proxy Circular; and

(iv)	the Corporation’s most recent Annual Information Form, which is in the form of an Annual Report on Form 20-F.

Financial information is also provided in the Corporation’s financial statements and MD&A for the financial year ended March 31, 2004.

GENERAL

The contents and the sending of this Management Proxy Circular have been approved by the Board of Directors of the Corporation. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made.

DATED at Toronto, Ontario, Canada, this 27th day of July, 2004.

BY ORDER OF THE BOARD OF DIRECTORS

Darren Richardson (signed)

President and Chief Executive Officer

SCHEDULE “A”

Approval of Future Private Placements

BE IT RESOLVED THAT the Corporation be hereby authorized from time to time during the period of one year following the date hereof, to issue or make issuable up to 52,000,000 common shares of the Corporation by way of one or more private placements, with such shares to be issued or made issuable at such prices and upon such terms and conditions as the Board of Directors of the Corporation may from time to time deem advisable.

SCHEDULE “B”

BE IT RESOLVED as a Special Resolution that the articles of incorporation of the Corporation be amended as follows:

I	1. to delete in their entirety the authorized and unissued Class A Preferred shares in the capital of the Corporation and the rights, privileges, restrictions and conditions attaching thereto;

2.	to delete in their entirety the authorized but unissued Class B Preferred shares, issuable in series, in the capital of the Corporation and the rights, privileges, restrictions and conditions attaching thereto; and

3.	to declare that, after giving effect to the foregoing, the classes and maximum number of shares that the Corporation is authorized to issue shall be an unlimited number of common shares with the following rights, privileges, restrictions and conditions:

(i)	to vote at all meetings of shareholders of the Corporation, except meetings at which only holders of a specified class of shares are entitled to vote;

(ii)	to receive, subject to the rights of the holders of another class of shares, any dividends declared by the Corporation; and

(iii)	to receive, subject to the rights of the holders of another class of shares, the remaining property of the Corporation on the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

II	A director or officer be and he is hereby authorized and directed to do all acts and things, including filing articles of amendment in prescribed form with the directors appointed under the Canada Business Corporations Act, to give effect to the foregoing.

SCHEDULE “C”

BE IT RESOLVED as a special resolution that the articles of incorporation of the Corporation be amended as follows:

(i) to permit meetings of shareholders of the Corporation to be held in San Diego, California or New York, New York, in addition to any place within Canada provided in the Corporation’s by-laws.

A director or officer be and he is hereby authorized and directed to do all acts and things, including filing articles of amendment in prescribed form with the directors appointed under the Canada Business Corporations Act, to give effect to the foregoing.

MAD CATZ INTERACTIVE, INC.

PROXY

SOLICITED BY MANAGEMENT OF MAD CATZ INTERACTIVE, INC. FOR USE AT THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 20, 2004

The undersigned shareholder of Mad Catz Interactive, Inc. (the “Corporation”) hereby appoints Darren Richardson, President and Chief Executive Officer of the Corporation, or, failing him, Geofrey Myers, Secretary of the Corporation, or instead of either of the foregoing,              as proxy of the undersigned with full power of substitution to attend, vote and otherwise act for and on behalf of the undersigned at the above-noted annual and special meeting of shareholders of the Corporation and any adjournment thereof (the “Meeting”) to the same extent and with the same powers as if the undersigned was present at the Meeting, and the person named is specifically directed to vote as indicated herein. The undersigned hereby undertakes to ratify and confirm all the said proxy may do by virtue hereof, and hereby revokes any proxy previously given in respect of the Meeting. Without limiting the general authorization and power hereby given, all of the common shares registered in the name of the undersigned are to be voted as follows:

1.	VOTE FOR ☐ OR WITHHOLD FROM VOTING ON ☐ (or if no specification is made, vote for) the election of the directors named in the accompanying Management Proxy Circular;

2.	VOTE FOR ☐ OR WITHHOLD FROM VOTING ON ☐ (or if no specification is made, vote for) the appointment of KPMG LLP as the auditor of the Corporation and authorizing the directors to fix the auditor’s remuneration;

3.	VOTE FOR ☐ OR AGAINST ☐ (or if no specification is made, vote for) the approval of the resolution set forth in Schedule “A” to the Management Proxy Circular authorizing the Corporation to issue or make issuable up to 52,000,000 common shares of the Corporation by way of one or more private placements during the period of one year following shareholder approval;

4.	VOTE FOR ☐ OR AGAINST ☐ (or if no specification is made, vote for) the approval of the resolution set forth in Schedule “B” to the Management Proxy Circular approving an amendment to the articles of incorporation to cancel the authorized but unissued Class A Preferred shares and Class B Preferred shares; and

5.	VOTE FOR ☐ OR AGAINST ☐ (or if no specification is made, vote for) the approval of the resolution set forth in Schedule “C” to the Management Proxy Circular approving an amendment to the articles of incorporation to permit meetings of shareholders of the Corporation to also be held in San Diego, California or New York, New York.

DATED the              day of                              2004.

Signature of Shareholder

(Please sign exactly as your name appears on your share certificate)

NOTES:

1.	If no choice is specified, the proxy will be VOTED FOR items 1, 2, 3, 4 and 5.

2.	Shareholders are entitled to vote at the Meeting either in person or by proxy. A proxy must be dated and signed by the shareholder or his or her attorney duly authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof duly authorized. The signature should agree with the name on this proxy. If the proxy is not dated in the above space, it will be deemed to bear the date on which it was mailed by the Corporation.

3.	Each shareholder has the right to appoint a person to represent the shareholder at the Meeting other than the persons specified above. Such right may be exercised by inserting in the space provided the name of the person to be appointed, who need not be a shareholder of the Corporation.

4.	This proxy confers authority for the above-named persons to vote in their discretion with respect to amendments or variations to the matters identified in the notice of meeting which accompanied this proxy and with respect to other matters which may properly come before the Meeting.